News Release

Release Date: Friday, July 16, 2004

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2004 Second Quarter Operating Results (unaudited)

     Oneida, NY, July 16, 2004 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ending June 30, 2004 was $896,000, or $0.12 basic earnings per share compared to $872,000, or $0.12 basic earnings per share, for the three months ended June 30, 2003. The increase in net income was primarily the result of increases in net interest income and non-interest income, partially offset by increased non-interest expenses and a decrease in gains realized on loan sales. Net income for the six months ending June 30, 2004 is $1.6 million, or $0.22 basic earnings per share compared with $1.7 million or $0.24 per share for the same period during 2003.

     Total assets increased $1.5 million, to $430.8 million at June 30, 2004 from $429.3 million at June 30, 2003. The Company's asset growth is primarily due to increases in loans receivable, investment securities and mortgage-backed securities partially offset by a decrease in cash and cash equivalents. Loans receivable increased $8.3 million at June 30, 2004 as compared with June 30, 2003, after recording the sale of $29.3 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment and mortgage-backed securities increased $6.5 million to $169.9 million at June 30, 2004 from $163.4 million at June 30, 2003. The increase in loans receivable and investment and mortgage-backed securities were funded by a decrease of $15.6 million in cash and cash equivalents at June 30, 2004 compared with June 30, 2003. In addition, total deposits increased 2.1%, to $308.9 million at June 30, 2004 compared with $302.4 million at June 30, 2003, while the level of non-interest bearing deposits increased 6.0% to $51.4 million at June 30, 2004 from $48.5 million at June 30, 2003.

     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "The diversification of the Company's business model over the past few years has resulted in our ability to maintain a consistent level of net earnings, growth in non-interest revenue sources and an increase in net interest income in spite of continued low market interest rates." During the second quarter of 2004 insurance commission income and deposit account fee revenue increased 11.5% and 33.2% respectively. Kallet continued, "The announcement earlier this month regarding the Board of Director's approval to initiate a stock repurchase program is an indication of the Company's continued commitment to its shareholders. The Board of Directors considers the Company's common stock to be an attractive investment, particularly in view of the current price at which the common stock is trading relative to the Company's earnings per share, book value per share and market and economic factors generally, as well as other factors and should demonstrate the Company's intention to properly manage its' capital position." Kallet concluded, "Our Company is a leader in the markets we serve and the Company will continue to focus on growing both the traditional banking franchise, Oneida Savings Bank; non-traditional financial services through our insurance subsidiary, Bailey Haskell & LaLonde Agency; and municipal deposit relationships through the State Bank of Chittenango, a limited purpose commercial banking subsidiary."

     Net interest income increased $59,000 for the second quarter of 2004 to $3.2 million compared with the same period of 2003. The increase in net interest income primarily is due to an increase in net earning assets as interest-earning assets have increased at a faster pace than interest-bearing liabilities. The increase in net earning assets was partially offset by a decrease in the net interest margin earned which was 3.41% for the three months ending June 30, 2004 as compared with 3.44% for the same period in 2003. Net interest margin earned for the six month periods ended June 30, 2004 and 2003 was 3.42%.

     Interest income was $4.9 million for the second quarter of 2004; a decrease of 6.8% as compared with the same period in 2003 at $5.3 million. This decrease in interest income during the three months ended June 30, 2004 resulted primarily from a decrease in the yield of 54 basis points on interest earning assets, given the continued decline in interest rates during the past twelve month period. The decrease in yield was partially offset by an increase of $10.7 million in average interest-earning assets for the three months ended June 30, 2004 as compared with the same 2003 period.

     Total interest expense decreased to $1.7 million for the three months ended June 30, 2004. This is compared with interest expense of $2.1 million during the same 2003 period. The decrease for the three months ended June 30, 2004 was due to a decrease in the cost of interest-bearing liabilities of 53 basis points, partially offset by an increase in the average balance of interest-bearing deposit accounts. Average borrowed funds outstanding were $67.8 million during the three months ended June 30, 2004, compared with $71.6 million in average borrowings outstanding for the second quarter of 2003. Interest expense on deposits decreased 21.7% during the second quarter of 2004 to $1.0 million as compared with $1.3 million for the same period of 2003.

     Non-interest income was $2.7 million, an increase of $22,000, during the second quarter of 2004 compared with the same 2003 period. The increase in non-interest income was primarily due to increases in revenue derived from the Company's insurance agency subsidiary activities and deposit account service fee income. Insurance revenue increase $204,000 or 11.5% for the three months ended June 30, 2004 as compared with the 2003 period. Revenue derived from deposit account activity increased $130,000, or 33.2%, during the second quarter of 2004 as compared with the second quarter 2003. Partially offsetting these increases was a decrease of $221,000 in income associated with the sale and servicing of fixed-rate residential real estate loans during the second quarter of 2004 due a decrease in loan originations as compared with the 2003 period. Net security gains realized during the three months ended June 30, 2004 also decreased by $84,000 as compared with the 2003 period.

     Non-interest expense was $4.6 million for the three months ended June 30, 2004 compared with $4.5 million for the three months ended June 30, 2003. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business and an increase in advertising expense related to a checking account promotion. Provisions for possible loan losses during second quarter of 2004 totaled $150,000 compared with $185,000 in provisions for the same period in 2003. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 1.11% at June 30, 2004 compared with a ratio of 1.07% at June 30, 2003.

     Shareholders' equity was $48.8 million, or 11.3% of assets at June 30, 2004 compared with $50.3 million, or 11.7% of assets, at June 30, 2003. The decrease in shareholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities, as well as management efforts to manage the Company's capital through a combination of cash dividends and other strategies. These decreases were partially offset by the contribution of net earnings for the trailing twelve month period. The Company announced a stock repurchase program in June 2004, to date there has not been any Company stock acquired under the repurchase program.

     This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

     All financial information provided at and for the quarters ended June 30, 2004 and June 30, 2003 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts. Per share amounts for prior periods have been restated for the effect of the three-for-two stock split paid on February 24, 2004.

                                          At and for the       At and for the
Selected Financial Ratios                  Three Months          Six Months
     (unaudited)                            Ended June         Ended June 30,
     -----------                            ----------         --------------
                                         2004       2003       2004       2003
                                         ----       ----       ----       ----
Return on Average Assets                 0.83%      0.83%      0.76%      0.83%
Return on Average Equity                 7.01%      7.07%      6.32%      7.14%
Net Interest Margin                      3.41%      3.44%      3.42%      3.42%
Non-Performing Assets to
   Total Assets(end of period)           0.17%      0.11%      0.17%      0.11%
     Allowance for Loan Losses to
        Non-Performing Loans           360.76%    535.61%    360.76%    535.61%
     Allowance for Loan Losses to
        Loans Receivable, net            1.11%      1.07%      1.11%      1.07%

                                                 At              %         At
Selected Financial Data                        June 30,       Change     Dec 31,
(in thousands except per share data)       2004       2003  '04 vs '03    2003
-----------------------------------      ---------------------------------------
                                             (unaudited)    (unaudited)(audited)

Total Assets                             $430,766   $429,254    0.4%   $428,189
Loans receivable, net                     206,001    197,904    4.1%    200,596
Mortgage-backed securities                 40,899     39,655    3.1%     51,788
Investment securities                     129,021    123,726    4.3%    122,049
Goodwill and other intangibles             13,326     12,340    8.0%     12,731
Interest bearing deposits                 257,479    253,930    1.4%    255,871
Non-interest bearing deposits              51,407     48,520    6.0%     49,644
Borrowings                                 69,975     71,500   (2.1%)    67,400
Shareholders' Equity                       48,822     50,341   (3.0%)    50,835

Book value per share
   (end of period)                       $   6.52   $   6.80   (4.1%)  $   6.83
Tangible value per share
   (end of period)                       $   4.74   $   5.13   (7.6%)  $   5.12



                                       Three Months Ended        %        Year Ended
Selected Operating Data             June 30,      June 30,    Change       Dec 31,
(in thousands except                  2004          2003    '04 vs '03       2003
  per share data)
--------------------                ------------------------------------------------
                                         (unaudited)        (unaudited)   (audited)
Interest income:
   Interest and fees on loans       $ 3,181      $ 3,464        (8.2%)    $13,592
   Interest and dividends
      on investments                  1,761        1,816        (3.0%)      7,108
   Interest on fed funds                  4           26       (84.6%)         94
                                    -------      -------                  -------
     Total interest income            4,946        5,306        (6.8%)     20,794
Interest expense:
   Interest on deposits                 990        1,265       (21.7%)      4,941
   Interest on borrowings               708          852       (16.9%)      3,282
                                    -------      -------                  -------
     Total interest expense           1,698        2,117       (19.8%)      8,223
                                    -------      -------                  -------
Net interest income                   3,248        3,189         1.9%      12,571
   Provision for loan losses            150          185       (18.9%)        530
                                    -------      -------                  -------
Net interest income after
     provision for loan losses        3,098        3,004         3.1%      12,041
                                    -------      -------                  -------
Total non-interest income             2,729        2,707         0.8%      10,954
                                    -------      -------                  -------
Total non-interest expense            4,586        4,469         2.6%      18,725
                                    -------      -------                  -------
Income before income taxes            1,241        1,242        (0.1%)      4,270
                                    -------      -------                  -------
Income tax provision                    345          370        (6.8%)      1,148
                                    -------      -------                  -------
           Net income               $   896      $   872         2.8%     $ 3,122
                                    =======      =======                  =======
Earnings per share - basic          $  0.12      $  0.12         0.0%     $  0.42
                                    =======      =======                  =======
Earnings per share - diluted        $  0.12      $  0.11         9.1%     $  0.41
                                    =======      =======                  =======


                                        Six Months Ended           %      Year Ended
Selected Operating Data              June 30,     June 30,       Change     Dec 31,
(in thousands except per share data)   2004        2003        '04 vs '03    2003
-----------------------------------  -----------------------------------------------
                                          (unaudited)          (unaudited) (audited)
Interest income:
   Interest and fees on loans        $ 6,398      $ 6,988        (8.4%)    $13,592
   Interest and dividends
      on investments                   3,429        3,576        (4.1%)      7,108
   Interest on fed funds                  13           65       (80.0%)         94
                                     -------      -------                  -------
     Total interest income             9,840       10,629        (7.4%)     20,794
Interest expense:
   Interest on deposits                2,019        2,591       (22.1%)      4,941
   Interest on borrowings              1,390        1,708       (18.6%)      3,282
                                     -------      -------                  -------
     Total interest expense            3,409        4,299       (20.7%)      8,223
                                     -------      -------                  -------
Net interest income                    6,431        6,330         1.6%      12,571
   Provision for loan losses             300          305        (1.6%)        530
                                     -------      -------                  -------
Net interest income after
     provision for loan losses         6,131        6,025         1.8%      12,041
                                     -------      -------                  -------
Total non-interest income              5,349        5,371        (0.4%)     10,954
                                     -------      -------                  -------
Total non-interest expense             9,262        8,893         4.1%      18,725
                                     -------      -------                  -------
Income before income taxes             2,218        2,503       (11.4%)      4,270
                                     -------      -------                  -------
Income tax provision                     600          760       (21.1%)      1,148
                                     -------      -------                  -------
           Net income                $ 1,618      $ 1,743        (7.2%)    $ 3,122
                                     =======      =======                  =======

Earnings per share - basic           $  0.22      $  0.24        (8.3%)    $  0.42
                                     =======      =======                  =======
Earnings per share - diluted         $  0.21      $  0.23        (8.7%)    $  0.41
                                     =======      =======                  =======
Cash dividends declared              $  0.19      $  0.18        (8.7%)    $  0.37
                                     =======      =======                  =======